Calculation of Filing Fee Tables
Table 1: Transaction Valuation
		Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to be Paid	1	$ 230,000,000.00	0.0001381	$ 31,763.00
Fees Previously Paid
	Total Transaction Valuation:	$ 230,000,000.00
	Total Fees Due for Filing:			$ 31,763.00
	Total Fees Previously Paid:			$ 0.00
	Total Fee Offsets:			$ 0.00
	Net Fee Due:			$ 31,763.00
Offering Note
[1]	(1) Calculated solely for purposes of determining the filing fee. The purchase price of the 0.00% Convertible Senior Notes due 2028 (the "Notes"), as described herein, is US$1,000 per US$1,000 principal amount outstanding. As of January 9, 2026, there was US$230,000,000.00 aggregate principal amount of Notes outstanding, resulting in an aggregate maximum purchase price of US$230,000,000.00 (excluding any accrued and unpaid special interest, if and to the extent such special interest is payable pursuant to the terms of the Indenture). (2) The amount of the filing fee was calculated in accordance with Rule 0-11 of the Securities Exchange Act of 1934, as amended, and equals US$138.10 for each US$1,000,000 of the value of the transaction.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A